Exhibit 99.1
ONCOTHYREON ANNOUNCES CLOSING OF
$11.1 MILLION REGISTERED DIRECT FINANCING
Seattle, Washington — May 27, 2009 — Oncothyreon Inc. (Nasdaq: ONTY) (TSX: ONY) announced today that it closed its previously announced sale of 3,878,993 shares of its common stock and warrants to purchase 2,909,244 shares of its common stock for gross proceeds of approximately $11.1 million on May 26, 2009. Oncothyreon sold the shares and warrants for $2.85 per unit (each unit consisting of one share and a warrant to purchase 0.75 shares of common stock). The exercise price of the warrants is $3.92 per share. The warrants will be exercisable at any time on or after the six-month anniversary and on or prior to the fifth anniversary of the closing of the transaction on May 26, 2009. Oncothyreon plans to use the proceeds from this financing for general corporate purposes. Boenning & Scattergood, Inc. acted as exclusive placement agent in the transaction.
A registration statement relating to these securities (File No. 333-149837) has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering. Copies of the final prospectus, including the prospectus supplement, can be obtained at the Securities and Exchange Commission’s website, www.sec.gov, from Oncothyreon at its Seattle, Washington address below or Boenning & Scattergood, Inc. by calling 1-800-883-1212.
About Oncothyreon
Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer.
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Investor and Media Relations Contact:
Julie Rathbun
Rathbun Communications
206-769-9219
ir@oncothyreon.com
ONCOTHYREON INC., 2601 Fourth Avenue, Suite 500, Seattle, WA 98121
Tel: (206) 801-2100 Fax: (206) 801-2111
http://www.oncothyreon.com